SUB-ADVISORY AGREEMENT

               AGREEMENT made this 1st day of January, 1997 by and between Santander Management Inc., a Bahamas corporation, (hereinafter called the "Investment Adviser"), Gestion Santander Mexico, S.A. de C.V., a Mexican corporation (hereinafter called the "Mexican Adviser") and The Emerging Mexico Fund, Inc., a Maryland corporation (the "Fund");

                           W I T N E S S E T H:

               WHEREAS, the Fund is engaged in business as a closed-end non-diversified management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");and
               WHEREAS, the Investment Adviser and the Mexican Adviser are engaged in rendering investment advisory services and are registered as investment advisers under the Investment Advisers Act of 1940; and
               WHEREAS, the Fund and the Investment Adviser have entered into an Investment Advisory Agreement (the "Investment Advisory Agreement") pursuant to which the Investment Adviser provides investment advice to the Fund and is responsible for the portfolio management of the Fund; and
               WHEREAS, the Mexican Adviser is willing to provide investment advisory services to the Fund on the terms and conditions hereinafter set forth;
               NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained the Fund, the Investment Adviser and the Mexican Adviser agree as follows:
          1.        Duties of the Mexican Adviser.  The Mexican
          Adviser hereby undertakes and agrees, upon the terms and conditions herein set forth, (i) to make investment decisions for the Fund, to prepare and make available to the Fund economic research, securities analysis and statistical data in connection therewith, and to supervise the acquisition and disposition of securities by the Fund, including the selection of brokers or dealers to carry out the transactions, all in accordance with the Fund's investment objective, policies and restrictions as stated in the Fund's prospectus, dated October 3, 1995 (the "Prospectus") and in accordance with guidelines and directions from the Fund's Board of Directors; and (ii)to furnish at the Mexican Adviser's expense clerical services related to research, statistical and investment work.
          2.        Expenses of the Mexican Adviser.  The Mexican
          Adviser will bear all expenses necessary to perform its obligations under this Agreement. The Fund and the Investment Adviser assume and shall pay or cause to be paid certain other expenses of the Fund as set forth in the Investment Advisory Agreement.
          3.        Compensation of the Mexican Adviser.  The
          Investment Adviser agrees to pay in United States dollars to the Mexican Adviser, as full compensation for the services to be rendered and expenses to be borne by the Mexican Adviser hereunder, a monthly fee at the annual rate of .15% of the Fund's average weekly net assets.
          For purposes of computing the monthly fee, the value of the net assets of the Fund shall be determined as of the close of business on the business day of each week designated by the Fund's board of directors for each week where the last business day of the week falls within that month and the aggregate value of such assets shall be divided by the number of such weeks. The fee for the period from the end of the last month ending prior to termination of this Agreement, for whatever reason, to the date of termination shall be based on the value of the net assets of the Fund determined as of the close of business on the date of termination, and the fee for such period shall be prorated according to the proportion which such period bears to a full monthly period. Each payment of a monthly fee to the Mexican Adviser shall be made within the ten days next following the day as of which such payment is so computed. The value of the net assets of the Fund shall be determined in accordance with the Prospectus.
          4.        Limitation of Liability of the Mexican Adviser;
          Indemnification. (a) The Mexican Adviser may rely on information reasonably believed by it to be accurate and reliable. Neither the Mexican Adviser nor its officers, directors, employees, agents or controlling persons as defined in the 1940 Act shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Mexican Adviser in the performance of its duties or by reason of reckless disregard on the part of the Mexican Adviser of its obligations and duties under this Agreement. Any person, even though also employed by the Mexican Adviser, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Mexican Adviser.
          (a)       The Fund indemnifies the Mexican
          Adviser to the fullest extent permitted by law against any and all judgments, fines, amounts paid in settlement and reasonable expenses,including attorneys' fees, incurred by the Mexican
          Adviser as the result of
          any action, suit or proceeding against the Mexican Adviser in its capacity as Mexican Adviser of the Fund in connection with the matters to which this Agreement relates except to the extent that such action, suit or proceeding results from the willful misfeasance, bad faith or gross negligence on the part of the Mexican Adviser or its reckless disregard of its obligations and duties under this Agreement.
          5. Activities of the Mexican Adviser. Nothing herein shall be construed as prohibiting the Mexican Adviser from providing investment advisory services to, or entering into investment advisory agreements with, other clients (including other registered investment companies), including clients that may invest in securities of Mexican issuers.
          6.        Duration and Termination of this Agreement.
          This Agreement shall remain in effect for a period of two years from the date hereof, and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund or of the Mexican Adviser or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with the Mexican Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Directors or the holders of a majority of the outstanding voting securities of the Fund.
                    This Agreement may nevertheless be terminated at any time without penalty, on 60 days' written notice, by the Fund's Board of Directors, by vote of the holders of a majority of the outstanding voting securities of the Fund, by the Investment Adviser or by the Mexican Adviser. Any such notice shall be deemed given when received by the addressee. This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Mexican Adviser's business or to a wholly-owned subsidiary of such corporate successor that does not result in a change of actual control or management of the Mexican Adviser's business shall not be deemed to be an assignment for the purposes of this Agreement.
          7. Amendments of this Agreement. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto other than as contemplated by
          Section 6. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of
          (i) the holders of a majority of the outstanding voting securities of the Fund, and (ii) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund or of the Mexican Adviser or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to any agreement with the Mexican Adviser, cast in person at a meeting called for the purpose of voting on such approval.
          8.        Governing Law.  This Agreement shall be
          construed in accordance with the laws of the State of New York, provided,however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein, the terms " interested person", "assignment" and "vote of a majority of the outstanding voting securities", when used in this Agreement, shall have the respective meanings specified in the 1940
          Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.
          9. Counterparts. This Agreement may be executed by the parties hereto in counterparts and if executed in more than one counterpart the separate instruments shall constitute one agreement.
               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
                                   SANTANDER
          MANAGEMENT INC.


                                   By: /s/ Mariano Scola
                                      Name:
                                      Title:


                                   GESTION SANTANDER
          MEXICO, S.A. de C.V.


                                   By: /s/ Pablo Mancera de A.

                                      Name:
                                      Title:


                                   THE EMERGING MEXICO
          FUND, INC.


                                   By: /s/ Gonzalo de las Heras
                                      Name:
                                      Title: